UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

NorthStar Healthcare Income, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55190 (Commission File Number)	27-3663988 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
On March 2, 2016, the board of directors (the “Board”) of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”) elected Robert C. Gatenio to serve as Vice Chairman and a member of the Board.
Mr. Gatenio, age 38, has been a Managing Director and Co-Head of Investments for NorthStar Asset Management Group Inc., our sponsor, since June 2014. Mr. Gatenio has also served as a Managing Director of NorthStar Realty Finance Corp. (“NorthStar Realty”), our prior sponsor, since 2010 and in various other positions at NorthStar Realty since joining in 2006. Mr. Gatenio, who has overseen acquisitions of healthcare investments for our sponsor since 2013, has had a lead role in building the healthcare platform across our sponsor’s managed companies, which currently includes a diversified portfolio of equity and debt healthcare real estate investments in excess of $9 billion. Prior to joining NorthStar Realty in 2006, Mr. Gatenio was with Goldman Sachs in its commercial mortgage origination and distribution group and, prior to that position, was with Goldman Sachs Asset Management on its Fixed Income Portfolio Management Team. Mr. Gatenio holds a Bachelor of Science in Finance from Syracuse University and a Master of Business Administration from Fordham University Business School.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: March 8, 2016	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary